Exhibit 99.1

                 TransNet Reports Increased Profits and Revenue
                          in Fiscal 2006 First Quarter

/FOR IMMEDIATE RELEASE/                                 Contact: Steven J. Wilk
                                                                 (908) 253-0500

BRANCHBURG, NEW JERSEY -November 14, 2005 - TransNet Corporation (OTCBB: TRNT), a leading IPC and IT sales and service provider, today reported revenue of $11,081,859 and earnings of $78,481, or $0.02 per share, for the first quarter of fiscal 2006, ended September 30, 2005. This compares to $10,693,227 in revenue and $164,400, or $0.03 per share, in earnings for the same period last year.

Steven J. Wilk, President said "We are pleased with our performance in the first quarter of fiscal 2006 for a number or reasons. In addition to our increase in overall revenue for the quarter ended September 30, 2005, we were successful in increasing our gross profit margins for both hardware and services. Hardware gross margins increased to 10% from 9% for the same period last year, and service gross margins increased to 31% from 29% for the same period last year. As a result of these increases in revenue and gross margins, our operating income increased by 143% to $105,770 in fiscal 2006, from $43,472 in fiscal 2005. Income before taxes increased by 122% to $118,911 for the fiscal 2006 quarter from $53,619 in the prior year. Further, revenue generation in the fiscal 2006 quarter was negatively impacted by delays in construction beyond our control. As stated in previous releases, the results from last year's September quarter include a benefit from certain tax loss carryforwards.

During the past 24 months, and at an accelerated pace in the most recent quarter, we have experienced a shift in our business from "contract based" to "project based", a change we believe will benefit our company. Industry development has lessened demand for our help desk contract-based business, and has lead us to drive aggressively towards higher margin "project" based business. We expect this trend to continue, and be particularly significant in the Internet Protocol Communication arena, an area we have targeting for growth. Presently, mid-sized corporations, state and local governments, school districts in the tri-state area, and institutions of higher learning are budgeting millions of dollars to enhance their communications by upgrading to IPC products. Further, to assist state and local governments, a significant amount of Homeland Security funding is becoming available specifically for the enhancement of IP communications among municipalities.

Our backlog of projects and proposals continues to grow. As of September 30, 2005, we have $12,000,000 of scheduled projects that have not yet commenced, and outstanding proposals for projects in the amount of $5,000,000. Based on our existing backlog of projects and our outstanding proposals, we are confident in our ability to continue to increase revenue for the quarter ending December 31, 2005 and continued profitability for the quarter and six months ending December 31, 2005."


ABOUT TRANSNET
TransNet Corporation is a leading IPC and IT sales and support provider for corporate and educational clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100

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organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.



                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)

                                                          Three Months Ended
                                                             September 30,
                                                           2005         2004
                                                      -------------------------

Revenues                                              $11,081,859   $10.693,227
Pre-Tax Earnings                                          118,911        53,619
Provision for Income Tax                                   40,430      (110,781)
Earnings                                                   78,481       164,400
Basic Net Income Per Common Share                            0.02          0.03
Diluted Net Income Per Common Share                          0.02          0.03
Weighted Average Common Shares Outstanding:  Basic      4,823,304     4,805,804
Weighted Average Common Shares Outstanding:  Diluted    4,936,033     4,936,547


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